UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549

                             FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                         Commission File Number   33-49197
                                                               -----------------
GMAC AUTO RECEIVABLES CORPORATION, 1993-A GRANTOR TRUST
--------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)

CORPORATE TRUST CENTER, 1209 ORANGE STREET, WILMINGTON, DE 19801   (302)658-7581
--------------------------------------------------------------------------------
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

4.15% Asset Backed Certificates, Class A
--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

N/A
--------------------------------------------------------------------------------
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)     ___          Rule 12h-3(b)(1)(i)      _X_
     Rule 12g-4(a)(1)(ii)    ___          Rule 12h-3(b)(1)(ii)     ___
     Rule 12g-4(a)(2)(i)     ___          Rule 12h-3(b)(2)(i)      ___
     Rule 12g-4(a)(2)(ii)    ___          Rule 12h-3(b)(2)(ii)     ___
                                          Rule 15d-6               ___

     Approximate number of holders of record as of the certification or notice
date:            51
      --------------------------

     Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: April 3, 1997                       By:  S/GERALD E. GROSS
      -------------                            --------------------------------
                                               GERALD E. GROSS, COMPTROLLER AND
                                               PRINCIPAL ACCOUNTING OFFICER

                            UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                               FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                         Commission File Number   33-49197
                                                               -----------------
GMAC AUTO RECEIVABLES CORPORATION, 1993-B GRANTOR TRUST
--------------------------------------------------------------------------------
              (Exact name of registrant as specified in its charter)

CORPORATE TRUST CENTER, 1209 ORANGE STREET, WILMINGTON, DE 19801   (302)658-7581
--------------------------------------------------------------------------------
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

4.00% Asset Backed Certificates, Class A
--------------------------------------------------------------------------------
             (Title of each class of securities covered by this Form)

N/A
--------------------------------------------------------------------------------
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)     ___          Rule 12h-3(b)(1)(i)      _X_
     Rule 12g-4(a)(1)(ii)    ___          Rule 12h-3(b)(1)(ii)     ___
     Rule 12g-4(a)(2)(i)     ___          Rule 12h-3(b)(2)(i)      ___
     Rule 12g-4(a)(2)(ii)    ___          Rule 12h-3(b)(2)(ii)     ___
                                          Rule 15d-6               ___

     Approximate number of holders of record as of the certification or notice
date:            49
      --------------------------

     Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: April 3, 1997                       By:  S/GERALD E. GROSS
      -------------                            --------------------------------
                                               GERALD E. GROSS, COMPTROLLER AND
                                               PRINCIPAL ACCOUNTING OFFICER

                              UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                                FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                         Commission File Number   33-49197
                                                               -----------------
GMAC AUTO RECEIVABLES CORPORATION, 1994-A GRANTOR TRUST
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

CORPORATE TRUST CENTER, 1209 ORANGE STREET, WILMINGTON, DE 19801   (302)658-7581
--------------------------------------------------------------------------------
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

6.30% Asset Backed Certificates, Class A
--------------------------------------------------------------------------------
           (Title of each class of securities covered by this Form)

N/A
--------------------------------------------------------------------------------
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)     ___          Rule 12h-3(b)(1)(i)      _X_
     Rule 12g-4(a)(1)(ii)    ___          Rule 12h-3(b)(1)(ii)     ___
     Rule 12g-4(a)(2)(i)     ___          Rule 12h-3(b)(2)(i)      ___
     Rule 12g-4(a)(2)(ii)    ___          Rule 12h-3(b)(2)(ii)     ___
                                          Rule 15d-6               ___

     Approximate number of holders of record as of the certification or notice
date:           66
      --------------------------

     Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: April 3, 1997                       By:  S/GERALD E. GROSS
      -------------                            --------------------------------
                                               GERALD E. GROSS, COMPTROLLER AND
                                               PRINCIPAL ACCOUNTING OFFICER

                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                 FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                         Commission File Number   33-49197
                                                               -----------------
GMAC AUTO RECEIVABLES CORPORATION, 1995-A GRANTOR TRUST
--------------------------------------------------------------------------------
           (Exact name of registrant as specified in its charter)

CORPORATE TRUST CENTER, 1209 ORANGE STREET, WILMINGTON, DE 19801   (302)658-7581
--------------------------------------------------------------------------------
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

7.15% Asset Backed Certificates, Class A
--------------------------------------------------------------------------------
             (Title of each class of securities covered by this Form)

N/A
--------------------------------------------------------------------------------
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)     ___          Rule 12h-3(b)(1)(i)      _X_
     Rule 12g-4(a)(1)(ii)    ___          Rule 12h-3(b)(1)(ii)     ___
     Rule 12g-4(a)(2)(i)     ___          Rule 12h-3(b)(2)(i)      ___
     Rule 12g-4(a)(2)(ii)    ___          Rule 12h-3(b)(2)(ii)     ___
                                          Rule 15d-6               ___

     Approximate number of holders of record as of the certification or notice
date:           47
      --------------------------

     Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: April 3, 1997                       By:  S/GERALD E. GROSS
      -------------                            --------------------------------
                                               GERALD E. GROSS, COMPTROLLER AND
                                               PRINCIPAL ACCOUNTING OFFICER